EXECUTION COPY

November 4, 2007
Mr. Charles O. Prince
399 Park Avenue
New York, NY 10022

Dear Chuck:

This Letter Agreement, together with the attachment hereto (collectively, the “Agreement”), reflects our mutual understanding with respect to your separation from employment as a result of your retirement from Citigroup Inc. (the “Company”, and together with its subsidiaries and their affiliates, “Citigroup”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement.

1.  Resignation. You have advised us that you will resign from the Board of Directors of the Company, and from your position as Chairman of the Board and Chief Executive Officer of the Company effective as of the close of business on November 5, 2007 (the “Resignation Date”). Effective with such resignation, you will no longer be a member of any board or internal management committee of the Company or Citigroup and you will have no authority to take any action on behalf of or otherwise bind the Company or Citigroup. You agree to make yourself available to the Chairman of the Board and the Acting Chief Executive Officer of the Company, on such basis as you and the Company determine to be reasonable, to provide active advice with respect to the conduct of the Company’s business through December 31, 2007 (the “Retirement Date”).

2.  Payments Through the Retirement Date. Until the close of business on the Retirement Date, you will continue to receive (a) salary payments at your current annual base salary rate (less applicable withholdings and deductions), paid in accordance with the Company’s payroll practices in the ordinary course and (b) the benefits at the level and of the type you currently receive. Your participation in the Citigroup Senior Officer Security Program will end at, and you will continue to be covered by the Stock Ownership Commitment, the Loan Policy, and the Personal Trading Policy until, the close of business on the Retirement Date.

3.  Post-Termination Health and Welfare Benefits. Following the Retirement Date, you will be eligible for applicable medical and other benefits pursuant to the terms of the applicable plans and any changes thereto, and additional information concerning such benefits will be provided to you under separate cover.

4.  Other Payments and Benefits. If within 22 days after the Resignation Date you sign the General Release in the form attached hereto as Attachment A (“General Release”) and it becomes effective, you will receive the following payments and benefits, subject to the conditions and restrictions and in the manner and time frames described in this paragraph 4. You acknowledge and agree that certain of the payments and benefits described herein differ from and are in excess of the total payments and benefits you would otherwise be eligible to receive upon retirement, absent this Agreement.

(a)  Notwithstanding anything to the contrary contained in the equity compensation plans or programs or award documents governing the outstanding employee stock options granted to you from the Company, all such options that are unvested as of the Retirement Date will vest in full as of the Retirement Date, and provided you comply with the provisions of paragraph 8 below, your options will remain exercisable for a period of 2 years following the Retirement Date, but in any event no later than the original expiration date of the option. Any sale restriction on shares distributed to you in connection with your exercise of employee stock options will no longer apply following the Retirement Date.

(b)  The deferred stock awards granted to you from the Company under the Capital Accumulation Program (“CAP”) on January 20, 2004, January 18, 2005, January 17, 2006 and January 16, 2007 (i.e., all basic, premium and supplemental shares) will fully vest upon the Effective Date (as defined below) of the General Release and will be delivered to you on January 2, 2008.

(c)  The restricted stock award granted to you from the Company on July 15, 2003 will vest and the restrictions thereon will lapse on the Effective Date of the General Release on a pro rata basis reflecting the period from July 15, 2003 through December 31, 2007.

(d)  You will receive a pro-rated incentive award for the 2007 compensation year (the “Incentive Award”) in the form of a cash payment in a gross amount not less than the following. The pre-tax nominal value of the aggregate award package you received in early 2007 for the 2006 compensation year will be multiplied by the Total Shareholder Return Percentage defined below and will be pro-rated by 10/12. The Incentive Award will not be subject to CAP (but will be subject to applicable withholdings and deductions) and will be paid on the date in early 2008 that incentive awards are paid to the other senior executives of the Company. For purposes of this paragraph 4(d), the Total Shareholder Return Percentage means (i) 100% plus or minus (ii) total shareholder return for the Company for the 2007 calendar year determined by (A) subtracting the closing price of a share of common stock of the Company (a “Share”) on the last trading day of 2007 from the closing price of a Share of common stock of the Company stock on the last trading day of 2006 (“Starting Price”); (B) adding the aggregate ordinary dividends paid in respect of a Share during 2007; and (C) dividing the result by the Starting Price.

5.  Post-Termination Services.

(a)  In consideration of your agreements herein, including the covenants in paragraphs 8, 10, 11 and 12 below, the Company will provide you with an office in midtown Manhattan (in such location as you and the Company shall mutually agree), an administrative assistant, and a car and driver, in each case on a continuing basis reasonably comparable to that provided to you currently, until the earlier of (i) December 31, 2012 or (ii) the date you commence full-time employment with another employer.

(b)  To the extent that any or all of such post-termination services described in this paragraph 4(d) are subject to federal, state or local taxes (“Taxes”), the Company will make additional payments (“Additional Payment”) to you or on your behalf to the appropriate tax authority, as determined by the Company, such that the Taxes associated with these services and the Taxes associated with the Additional Payment do not give rise to an out-of-pocket tax cost to you.

6.  Pension, 401(k) Plans and Other Plans and Programs. (a) The Company acknowledges that your account balances under the Company’s qualified and non-qualified pension plans in which you are a participant, including the Citigroup Pension Plan, the Primerica Supplemental Executive Retirement Plan, the Travelers Group Inc. Retirement Benefit Equalization Plan and 401(k) plan are already 100% vested and shall remain unaffected by this Agreement. Additional information concerning your pension and 401(k) plan benefits will be provided to you under separate cover.

(b)  Any other amounts or benefits that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of the Company or a member of Citigroup (including expense reimbursements and accrued vacation) shall be payable to you in accordance with such plan, policy, practice or program; provided that in no event shall you be entitled to any severance pay under any such plan, program, practice or policy.

7.  Citigroup Credit Card. You agree to pay any unpaid, outstanding balance due on your Citigroup business credit card as soon as practicable following the Retirement Date.

8.  Non-Compete and Non-Solicitation of Citigroup Employees and Clients.

(a)  For a period of five (5) years following the Retirement Date, you will not, without the Company’s written consent, directly or indirectly, yourself or on behalf of a third party, take any intentional action to solicit, recruit, hire, employ engage or induce or encourage any individual who was a Senior Manager of Citigroup (as described in the Five Point Plan initiative as one of the top 3,000 employees) as of the Resignation Date to terminate his or her employment with Citigroup and become employed or engaged as an owner, principal, partner, member, officer, director, consultant, agent or representative elsewhere. However, the foregoing restrictions shall not prohibit any entity with whom you may have an employment, principal or consulting relationship (each an “Employing Entity”) from (x) soliciting for employment (i) any persons (including Senior Managers) who respond to a general solicitation or advertisement that is not specifically directed to Citigroup employees or any specific group of Citigroup employees; (ii) any persons (including Senior Managers) who are referred to such Employing Entity by search firms or employment agencies; provided such search firms and employment agencies have not been advised by you, directly or indirectly, to approach such persons; (iii) any persons (including Senior Managers) whose employment has been involuntarily terminated by Citigroup after the Resignation Date; or (iv) your administrative assistants as of the Resignation Date or (y) offering employment to any of the foregoing or to any person who pursues such an offer without having been solicited by the Employing Entity or by you.

(b)  For a period of five (5) years following the Retirement Date, you agree that you will not directly or indirectly intentionally solicit or induce any client of Citigroup with whom you had substantial contact during your employment to terminate its relationship with Citigroup or to divert a significant portion of its existing business to a competitor of Citigroup.

(c)  For a period of five (5) years following the Retirement Date, you agree that you will not (whether as an employee, director, consultant or principal) engage in any business that is in material competition with any of the Company’s (or any subsidiary’s) business operations as of the Resignation Date; provided, however, that for purposes of this paragraph 8(c), you shall not be deemed to be engaged in activities or conduct that are in material competition with the Company or its subsidiaries to the extent (i) you manage assets, directly or indirectly, for charitable or civic causes or for yourself or your family members; (ii) you are merely a passive investor in a competing entity; or (iii) you are engaged in providing advice to an entity in a non-employee capacity with respect to ethical, regulatory compliance, governance or similar matters, including but not limited to procedures and practices designed to assist such an entity in fulfilling its obligations in such regard.

(d)  You acknowledge and agree that given the role and opportunity you have enjoyed with the Company, the covenants contained in this paragraph 8 are reasonable, constitute an important part of the Company’s consideration provided to you under this Agreement, and will not unnecessarily or unreasonably restrict your professional opportunities.

9.  Claims. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as defined in the General Release) against Citigroup or the Releasees (as defined in the General Release) in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or the Company’s dispute resolution procedure. You agree that should any administrative agency or third party pursue any claims on your behalf, you waive your right to any monetary or other recovery of any kind.

10.  Non-Disparagement. (a) You agree not to disparage or denigrate Citigroup or, subject to paragraph 10(b) below, its directors or executive officers orally or in writing. The Company agrees not to disparage or denigrate you or your agents, assignees, attorneys, family members, heirs, executors or administrators orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors or administrators.

(b)  Notwithstanding the foregoing provisions of this paragraph 10, it shall not be a violation of this paragraph 10: (i) for any person to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential or (ii) for you to respond to any disparaging or denigrating comment made by any director or executive officer.

11.  Proprietary Information. You agree to return all Citigroup property in your possession, custody or control. You further agree that all proprietary or confidential information or trade secrets concerning Citigroup or its businesses, products, services or employees, including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investment, fund management and sales activities and procedures, promotion and pricing techniques, cost, credit and financial data, and customer, client, vendor, and employee information (“Proprietary Information”) is the exclusive property of Citigroup. You agree that you have an ongoing obligation not to disclose or use, either directly or indirectly, any such Proprietary Information for any reason, unless required by a statute, by a court of law, by any governmental agency or self-regulatory organization having supervisory authority over Citigroup business, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information. Prior to any disclosure, however, you shall give notice to the Company’s General Counsel, 399 Park Avenue, New York, New York 10022, of any such request or demand for Proprietary Information promptly upon your receipt of same and shall reasonably cooperate with Citigroup in any application it may make seeking a protective order barring disclosure of such Proprietary Information.

12.  Cooperation. (a) You agree to cooperate with the Company and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with the Company, with the understanding that any meetings you are requested to attend are scheduled during normal business hours at mutually agreeable times. You acknowledge that you have advised the Company’s General Counsel of all facts of which you are aware that constitute or might constitute violations of the Company’s ethical standards or legal obligations. The Company agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorney’s fees) you may incur in connection with such cooperation.

(b)  You shall be indemnified for acts and omissions occurring on or prior to the Retirement Date to the fullest extent permitted under applicable law. The Company agrees that for purposes of this paragraph 12(b) it shall interpret and/or apply any provision of applicable law and the bylaws (including advancement of expenses and, in this connection, you agree to sign an appropriate undertaking as to the repayment of any such advances) with respect to you in a manner consistent with how such provision is interpreted and applied by the Company to then active executive officers of the Company. You shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered.

13.  Remedies.

(a)  In the event the Board of Directors of the Company determines that you are in intentional and material breach of a covenant in paragraph 8, 10, 11 or 12 above, after written notice to you and your failure to cure the same within 90 days, you shall no longer be entitled to the benefits under paragraph 5 above.

(b)  Further, notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company or you as provided herein or otherwise, you and the Company acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in paragraph 8 above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining you from committing or continuing to commit such breach.

(c)  It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in paragraph 8 above is an unenforceable restriction against you, then the provisions of paragraph 8 above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in paragraph 8 above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

(d)  Except as provided in subparagraph (b), any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between you and the Company, your employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(e)  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against your entitlements under this Agreement for any compensation or other amounts that you earn from subsequent employment or engagement of your services nor on account of any claim that Citigroup may have against you. In no event shall the Company have a right to offset against any account that you maintain with Citigroup, including, without limitation, any brokerage account, on account of any claims arising under this Agreement.

14.  Partial Invalidity. Except with respect to the attached General Release, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

15.  Compliance with the American Jobs Creation Act. Notwithstanding any provisions to the contrary in this Agreement or in any equity or benefit plan maintained by Citigroup, any payment otherwise required to be made to you on account of your “separation from service”, within the meaning of the Section 409A Rules (as defined below), to the extent such payment (after taking into account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you died, your estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. In the case of this Agreement and each plan under which you are entitled to receive amounts treated as deferred compensation subject to the Section 409A Rules and which provides for payment of such amounts in the form of “a series of installment payments”, as defined in Treas. Reg. § 1.409A-2(b)(iii), (A) your right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. § 1.409A-2(b)(iii), and (B) to the extent this Agreement or such plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to you thereunder. For purposes of this paragraph 15, the “Section 409A Rules” shall mean Section 409A of the Code, the regulations issued thereunder, and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.

16.  Voluntary and Authorized Agreement.

(a)  You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement (excluding the General Release, the “Letter Agreement”); (ii) you are hereby advised to consult with an attorney prior to signing this Letter Agreement; and (iii) you have at least 21 calendar days from the date of this Letter Agreement to review and consider your decision to sign it.

(b)  Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering to the Company’s General Counsel written notice of your revocation within the 7-day revocation period. This Agreement will be a valid and binding obligation of you on the 8th day after you sign it; provided that you have not revoked it during the 7-day revocation period.

(c)  The Company represents and warrants to you that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved on behalf of the Company by its Board of Directors and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken; (ii) the director or officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment, decree or other obligation or any agreement, plan or corporate governance document to which the Company is a party or by which it or its directors are bound; and (iv) upon execution and delivery of this Letter Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

17.  Voluntary General Release.

(a)  You acknowledge and agree that (i) you will not sign the General Release until on or after the Resignation Date; (ii) you are hereby advised to consult with an attorney prior to signing the General Release; and (iii) you have at least 21 calendar days from the date of this Agreement to review and consider your decision to sign the General Release.

(b)  Once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering to the Company’s General Counsel written notice of your revocation within the 7-day revocation period. The General Release will become effective on the 8th day after you sign it; provided that you have not revoked it during the 7-day revocation period (“Effective Date”).

18.  Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance and remedies, except to the extent that such laws are preempted by federal law.

19.  Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this paragraph 19).

If to you:	Charles O. Prince [address redacted]

with a copy to:	Beverly F. Chase Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Facsimile: 212-450-3383

If to the Company
or Citigroup:	Citigroup Inc. 399 Park Avenue New York, NY 10022 Attention: General Counsel Facsimile: (212) 793-5300

Each such notice, request or other communication will be effective only when received by the receiving party.

20.  Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

21.  Counterparts. This Agreement may be executed in counterparts.

22.  Entire Agreement. This Agreement sets forth the entire agreement and understanding relating to your employment relationship with and retirement from the Company; supersedes all prior discussions, negotiations, and agreements concerning your employment with the Company and separation therefrom; and may not be amended except by mutual written agreement.

CITIGROUP INC.
By:	/s/ Lewis B. Kaden	November 4, 2007
Date

Attachment

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS LETTER AGREEMENT.

I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:	/s/ Charles O. Prince	November 4, 2007
Date

ATTACHMENT A
GENERAL RELEASE

In exchange for the payments and benefits set forth in the letter agreement between Citigroup Inc. (the “Company”) and me dated November 4, 2007 (the “Letter Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Letter Agreement, and my execution (without revocation) and delivery of this General Release on or after the Resignation Date (as defined in the Letter Agreement):

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release Citigroup Inc. and its predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries, divisions and joint ventures including but not limited to, Citicorp and Citibank, N.A. (individually and collectively, “Citigroup”); and all of their current and former officers, directors, employees, and agents, in their capacity as Citigroup representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act, or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program, and separation pay under the Citigroup Separation Pay Plan.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Letter Agreement, including the right to receive the payments, benefits and indemnifications specified in the Letter Agreement; (ii) my rights to the vested benefits (including to reimbursement of expenses) I may have, if any, under any Company or Citigroup employee benefit plans and programs; (iii) any claim arising after the Effective Date of this General Release and (iv) any right to indemnification pursuant to paragraph 12(b) of the Letter Agreement, or the protections of Citigroup’s directors and officers liability insurance pursuant to paragraph 12(b) of the Letter Agreement, in each case, to the same extent provided to other senior executives of the Company.

2. I acknowledge that I have had at least 21 calendar days from the date of delivery of the Letter Agreement to consider the terms of the Letter Agreement and this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 by 5:00 pm on the 22nd day after the Resignation Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this General Release to the General Counsel of Citigroup Inc., I have 7 calendar days to revoke it. I may do so by delivering to the General Counsel, Citigroup Inc., 399 Park Avenue, New York, NY 10022 written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the General Counsel of Citigroup Inc. (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

2

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:	/s/ Charles O. Prince	11-04-07
Date

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